DELTATHREE APPOINTS NOAM BEN-OZER TO BOARD OF DIRECTORS

NEW YORK, SEPTEMBER 28, 2004 - DELTATHREE, INC. (NASDAQ SC: DDDC), a leading provider of SIP-based VoIP solutions for service providers and consumers worldwide, today announced the appointment of Noam Ben-Ozer as an independent Director to the Board of Directors and Audit Committee effective September 23, 2004. The addition of Mr. Ben-Ozer increases the size of deltathree's Board of Directors from seven to eight members.

Shimmy Zimels, deltathree's President and Chief Executive Officer, stated, "We are extremely pleased to welcome Noam to join the Board of deltathree. Noam brings a wealth of expertise in corporate finance as well as deep personal understanding of what is required to grow a high technology company in a dynamic industry environment. Noam will provide valuable perspective as we expand the diversity and experience of deltathree's Board of Directors."

Mr. Ben-Ozer currently serves as a Director, and is Chairman of the Audit Committee for Equity-One, a NYSE-listed real estate investment trust. Previously, Mr. Ben-Ozer co-founded iPhrase Technologies, Inc., a privately-held software company. From 1994 to 1999, Mr. Ben-Ozer served as a consultant for Bain & Company, a management consulting company. Mr. Ben-Ozer is a certified public accountant in Israel and received an M.B.A. from the Harvard Business School.

ABOUT DELTATHREE

Founded in 1996, deltathree is a leading provider of hosted, Session Initiation Protocol (SIP)-based Voice over Internet Protocol (VoIP) products and services. deltathree provides private-label products, including PC-to-Phone, Phone-to-Phone, and Broadband Phone, as well as back-office services such as billing, operations management, marketing support, and network management, to service providers worldwide. deltathree's consumer division, iConnectHere, provides award-winning VoIP products directly to consumers. Our high quality
Internet telephony solutions are viable and cost-effective alternatives to traditional telephone services. For more information about deltathree, visit our web site at http://corp.deltathree.com.

For   more   information   about   iConnectHere,   visit   our   web   site   at
http://www.iConnectHere.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements.

Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, deltathree's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in deltathree's periodic reports on Form 10-K and Forms 10-Q on file with the SEC and available through http://www.sec.gov.


DELTATHREE CONTACT:

Erik Knettel
Phone: 646-284-9415
Email: eknettel@hfgcg.com

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